Exhibit 5.1

[PrivateBancorp, Inc. Letterhead]

June 10, 2011

PrivateBancorp, Inc.

120 S. LaSalle Street, Suite 300

Chicago, Illinois 60603

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am General Counsel and Corporate Secretary to PrivateBancorp, Inc., a Delaware corporation (the “Company”), and have advised the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) relating to (a) up to 4,680,765 shares of the Company’s common stock, without par value (the “Common Stock”) issuable under the PrivateBancorp, Inc. 2011 Incentive Compensation Plan (the “Plan”) and (b) $10,000,000 of deferred compensation obligations (“Deferred Compensation Obligations”), which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the PrivateBancorp, Inc. Deferred Compensation Plan.

In this capacity, I, or attorneys under my supervision, have examined or are otherwise familiar with the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, as amended, as currently in effect, the Company’s Amended and Restated By-Laws, as currently in effect, and such other corporate records, documents and other papers as I, or attorneys under my supervision, deemed necessary to examine for purposes of this opinion. In rendering this opinion, I have assumed, and express no opinion as to, the authenticity, accuracy and completeness of all documents submitted to me as originals, the conformity to authentic original documents of all documents submitted to me as certified, conformed or photostatic and the genuineness of all signatures.

Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is my opinion that (i) the shares of Common Stock, if and when issued by the Company in accordance with the Plan, will be validly issued, fully paid and nonassessable, and (ii) the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

I am duly licensed to practice law in the State of Illinois and in rendering the opinion set forth herein, I express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect. I express no opinion as to the laws of any jurisdiction or as to any local or municipal laws, ordinances, rules or regulations, or as to any state securities or blue sky laws. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving my consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Sincerely,

/s/ Jennifer R. Evans

Jennifer R. Evans
General Counsel and Corporate Secretary